Exhibit 10.13

November 27, 2013

Dear Paul,

On behalf of Fastly, I am pleased to offer you the opportunity as VP and General Counsel. We have major plans for Fastly and are excited about the potential that you bring to the company. We look forward to having you on-board to help us reach our goals.

Your compensation package includes an annual salary of $ 250,000 paid twice per month and common stock options. All forms of compensation referred to in this letter may be subject to reduction to reflect applicable withholding and payroll taxes. Your start date is to be no later than February 1, 2014, although you may begin your employment as early as January 6, 2014.

You will be reporting to Bill Kaufmann, COO, and you will be designated as an executive officer of Fastly. While Fastly reserves the right to change its benefits and compensation programs at any time: (1) subject to approval of the Board, you will receive a change of control and retention agreement providing that upon your termination without cause or your resignation for good reason in connection with a change of control of Fastly you will receive: (a) acceleration of fifty percent (50%) of your then total unvested outstanding equity securities, (b) a payment equal to one (1) year total compensation, and (c) continuation of your then current benefits for one (1) year; (2) you will have the same opportunity to participate proportionately in bonus plans and arrangements as Fastly’s other senior executives; and (3) your compensation will be reviewed when Fastly generally reviews the compensation of its other senior executives.

Subject to the approval of Fastly’s Board of Directors, upon starting employment you will be granted the option to purchase 0.6% of the company’s fully diluted capitalization as of the date of this letter. The strike price of the options will be based on the valuation as of the Board approval date. These options are subject to Fastly’s Stock Incentive Plan and Stockholder Agreement and will vest monthly over four years with a one-year cliff. Details about your options can be found in the Stock Incentive Plan document that will be provided to you. You will also be entitled to participate in our benefits program.

Fastly has separately provided you with a true and correct copy of Fastly’s fully diluted capitalization table accurate as of the date of this offer.

You will be required to sign an Employee Nondisclosure Agreement, which Fastly requires for all employees. I will forward that document to you shortly and ask that you carefully review the document, sign and return it to Amy Hammond.

Your employment with Fastly will be “at will”, meaning that either you or Fastly will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations, which may have been made to you, are superseded by this offer. This is the full and complete agreement between you and Fastly on this term. Although your job duties, title, compensation and benefits, as well as Fastly’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of Fastly.

This offer expires at the close of business on December 2, 2013. This offer is contingent on reference checks. As required by law, your employment with Fastly is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

Sincerely,
/s/ William Kaufmann
William Kaufmann, COO, Fastly

/s/ Paul Luongo	11/27/2013
Accepted by Candidate	Date